UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

The materials being filed by Blockbuster Inc. (the “Company”) on this Schedule 14A are (1) a letter from the Company to its stockholders and (2) a supplement to the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2005, each of which letter and supplement were first mailed to stockholders of the Company on April 21, 2005. Stockholders of the Company are urged to read the Proxy Statement, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interest parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.

Letter to Stockholders

The following letter to the stockholders of the Company was first mailed to the stockholders on April 21, 2005.

BLOCKBUSTER INC.

April 21, 2005

Dear Shareholder,

You have the opportunity to make a critical decision regarding the future of Blockbuster. You and your fellow shareholders will be electing three directors to serve for a three-year term on the Blockbuster Board of Directors.

Your vote will help determine whether we continue to build the future of Blockbuster or preside over the company’s ultimate demise. We believe Carl Icahn and his board nominees represent the latter alternative.

Our Strategy is Working!

Since late 2003 Blockbuster has been following a well-planned strategy that is essential to confront the significant challenges facing our industry. This strategy, which is designed to revitalize our core rental business and create alternative revenue sources, is working as evidenced by our increased year-over-year rental and retail transactions for the first quarter of 2005. We believe abandoning our strategy, as Mr. Icahn seems to want, would be shortsighted and could bring about a precipitous drop in our future cash flow from which there may be no recovery.

We can’t reverse the End of Late Fees because customers love it.

As part of our strategic plan we recently introduced the “End of Late Fees” program, which directly addresses the major problem customers had with their movie rental experience. The program also better positions Blockbuster to compete with home entertainment options that do not have late fees, including retail DVD, pay-per-view and VOD. To date, the “End of Late Fees” program is producing the desired results. Since the first of January when we introduced the program, we have had positive growth in active membership for the first time in nearly two years.

We should not walk away from our investment in BLOCKBUSTER Online and the profit potential of that business!

Another key element of our strategic plan – and the only significant investment we intend to make this year other than eliminating extended viewing fees — is online rental. Blockbuster is uniquely positioned to compete in this fast-growing business. We postponed entering the online space until it was a proven, rather than speculative, business model and given the view of industry experts that within three years, online rental could represent 20% to 30% of movie rental revenues, we believe it is imperative that we continue to pursue this opportunity.

Based on these industry projections, we estimate that BLOCKBUSTER Online™ could generate hundreds of millions of dollars in future operating income for Blockbuster. By the end of the first quarter of next year, our goal is to have in excess of 2 million online subscribers.

Additionally, our approach to online rental is an integrated one that takes advantage of our strength as a retailer with more than 9,000 outlets. Later this year, we plan to begin fulfilling online rentals from our stores, so our customers should receive their movies even faster, and we’ll be able to better utilize our store inventory and store labor.

We are balancing investments with aggressive cost reductions.

To balance our investments, we have aggressively reduced costs. We have cut capital spending by over $100 million from last year and reduced corporate overhead by $70 million on an annualized basis. Additionally, to reduce costs further and better focus our resources, we have put our game initiative, as well as the marketing of our movie trading business, on hold until 2006. In short, our investment strategy is in full motion. We are building momentum and remain prepared to make adjustments as necessary. However, to change strategies mid-stream would be to miss realizing the potential upside of the investments we have made, and there would be no financial benefit this year to such a move. We should stay the course!

Icahn Has No Plan

Mr. Icahn has offered absolutely no plans for operating Blockbuster. He has suggested selling the company. We already tried that; however, we remain open to legitimate offers.

Mr. Icahn has also suggested that, in addition to the $920 million in dividends Blockbuster paid shareholders last year, we now pay an additional $330 million in dividends. In our view, the constraints of our capital structure and the realities of a declining video rental market simply will not allow this. We truly believe following such a course would be tantamount to a liquidation strategy and destructive to shareholder value.

Icahn Does Not Represent the Interests of All Shareholders

We believe Mr. Icahn has demonstrated in the past – and currently with Blockbuster – that his focus is on his own best interests. Rather than electing Mr. Icahn’s handpicked directors, we believe that Blockbuster shareholders should elect directors that represent the interests of all shareholders. We therefore need to continue to have independent directors. Each of our board members and board nominees, Peter A. Bassi, Linda Griego, and John F. Antioco, are interested in value for all shareholders and support Blockbuster’s current plan, having carefully considered the alternatives.

As the past President of Yum International, Mr. Bassi has considerable financial expertise and a deep understanding of the issues that accompany running a multi-unit, international retailing operation like Blockbuster. Ms. Griego, an experienced entrepreneur with a diverse background in retail, entertainment and finance, has been an independent member of the Blockbuster board since 1999. She brings continuity to the board, as well as a thorough knowledge of our industry’s dynamics. John F. Antioco, Blockbuster Chairman and CEO and the only management representative on the board, is a proven business leader who has successfully operated Blockbuster Inc. since 1997.

To elect Mr. Icahn and/or his nominees would only disrupt the momentum of our strategy and introduce a fractious element to the board at a time when Blockbuster and its employees are engaged in deploying a strategy that requires focus and enthusiastic execution.

You should carefully consider the qualifications, experience, commitment and motivation of the individuals you elect to your Board. Do not be misled by Mr. Icahn’s rhetoric which we believe does not reflect financial reality or represent your best interests. The directors of your company are looking after the interests of all shareholders and will continue to do so.

Your vote matters!

Please vote your WHITE proxy form today and mail it using the enclosed postage-paid envelope, even if you previously have signed and sent in one or more WHITE forms. Only your latest dated proxy form will be counted. We are asking you to return new WHITE forms from time to time to reconfirm your vote and help us track the voting as we get closer to the annual meeting.

Thank you for your continued support.

Sincerely,

THE BLOCKBUSTER INC. BOARD OF DIRECTORS

Important!

1.      Regardless of how many shares you own, your vote is very important. Please sign, date and mail the enclosed WHITE proxy form. Please vote each WHITE proxy form you receive since each account must be voted separately. Only your latest dated proxy counts.

2.      We urge you NOT to sign any gold proxy form sent to you by Mr. Icahn, not even as a vote of protest.

3.      If you have sent a gold proxy form to Mr. Icahn, you have every right to change your vote. You may revoke that proxy and vote as recommended by Blockbuster by signing, dating and mailing the enclosed WHITE proxy form in the postage-paid envelope provided.

If you have any questions on how to vote your shares, please call our proxy solicitor:

MORROW & CO. at (800) 662—5200.

Shareholders of Blockbuster are urged to read Blockbuster’s Definitive Proxy Statement (the “Proxy Statement”) filed with the SEC on March 31, 2005, which contains important information regarding Blockbuster’s Annual Meeting to be held on May 11, 2005. Shareholders of Blockbuster and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by Blockbuster with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Blockbuster in the solicitation of proxies, toll-free at 1-800-607-0088.

This letter to shareholders contains forward-looking statements made in response to a letter dated April 7, 2005, from Mr. Carl Icahn to Mr. John F. Antioco, Blockbuster’s Chairman and Chief Executive Officer, and in response to statements made in preliminary proxy materials filed by Mr. Icahn and certain of his affiliates and associates (collectively, the “Icahn Group”). Specific forward-looking statements include, without limitation, statements relating to (i) Blockbuster’s overall strategies to offset the risks facing its industry and the significance to Blockbuster of continuing these strategies; (ii) Blockbuster’s current primary initiatives for long-term growth, in particular its “No Late Fees” program and its online initiatives; (iii) Blockbuster’s priorities and expectations with respect to its primary initiatives and its plans to offset the costs associated with these initiatives during 2005; and (iv) the anticipated negative impacts on Blockbuster if the proposals and requests of Mr. Icahn and the Icahn Group were to be implemented. Blockbuster’s forward-looking statements are based on management’s and the Blockbuster Board’s current intent, expectations, estimates and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include among other things: (i) consumer appeal of Blockbuster’s existing and planned product and service offerings, in particular its “No Late Fees” program and its online initiatives, and the related impact of competitor pricing and product and service offerings; (ii) Blockbuster’s ability to effectively and timely prioritize and implement its initiatives and its related ability to timely implement and maintain the necessary information technology systems and infrastructure to support its initiatives; (iii) the extent and timing of Blockbuster’s continued investment of incremental operating expenses and capital expenditures to continue to develop and implement its initiatives and its corresponding ability to effectively control operating expenses; (iv) the studios’ dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (v) the impact of developments affecting Blockbuster’s outstanding litigation and claims against it; and (vi) other factors as described in Blockbuster’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the headings “Cautionary Statements” in Blockbuster’s annual report on Form 10-K for the fiscal year ended December 31, 2004.

Proxy Statement Supplement

The following supplement to the Proxy Statement was first mailed to the stockholders of the Company on April 21, 2005.

BLOCKBUSTER INC.

1201 Elm Street

Dallas, Texas 75270

PROXY STATEMENT SUPPLEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 11, 2005

This Proxy Statement Supplement supplements the Notice of Meeting dated April 8, 2005 (the “Notice”) and the Proxy Statement dated April 8, 2005 (the “Proxy Statement”) previously furnished by Blockbuster Inc. (“Blockbuster” or the “Company”) for use at its Annual Meeting of Stockholders to be held on Wednesday, May 11, 2005, at 10:00 a.m., Central Daylight Time (the “Annual Meeting”). The following items supplement and amend the information contained in the Notice and the Proxy Statement.

1.	NOTICE IS HEREBY GIVEN that the location for the Annual Meeting has been changed. The Annual Meeting, which was originally to have been held in the 21st Floor Assembly Room at the Company’s corporate headquarters located at 1201 Elm Street, Dallas, Texas, will now be held in the Renaissance Tower Conference Center on the 42nd floor at the same address.

2.	On April 8, 2005, certain stockholders of Blockbuster affiliated with Carl Icahn sent a letter to the Company, stating that they intended to nominate three directors for election at the Annual Meeting. Accordingly, in the event that these stockholders provide proxy materials to stockholders of the Company, Proposal I relating to the election as directors of Blockbuster’s nominees Mr. Antioco, Peter A. Bassi and Linda Griego will be contested. Brokers do not have discretionary authority to vote on any matter that is the subject of a counter-solicitation if they do not receive timely instructions from their customers. In the event that the stockholders of the Company affiliated with Mr. Icahn provide proxy materials to stockholders of the Company, brokers will not have discretionary authority to vote on Proposal I, or on Proposal II relating to the ratification of the appointment of the Company’s auditors. If a customer has not given timely instructions on how the broker should vote on the proposals, the customer’s shares will not be voted on either proposal.

3.

The Company has entered into an additional agreement with Morrow & Co., Inc. (“Morrow”) with respect to Morrow’s engagement to solicit proxies from stockholders in connection with the Annual Meeting. In addition to the services that Morrow has already agreed to perform pursuant to its initial agreement with Blockbuster relating to the Annual Meeting, Morrow has agreed, among other things, to solicit proxies from Blockbuster stockholders to vote in favor of Blockbuster’s recommended nominees to the board of directors, to receive calls from stockholders, to place soliciting calls and other inquiries to stockholders and non-objecting beneficial owners and, at Blockbuster’s request, to provide the production and placement of advertising copy approved by Blockbuster. Blockbuster has agreed to pay Morrow an additional aggregate fee of $200,000 for Morrow’s proxy solicitation services, $50,000 of which will become due only upon the mailing of materials by the Icahn-affiliated stockholders.

THIS PROXY STATEMENT SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE NOTICE AND THE PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. PROXIES FORWARDED BY OR FOR BROKERS OR FIDUCIARIES SHOULD BE RETURNED AS REQUESTED BY THEM.

NOTE: IF YOU PLAN TO ATTEND THE MEETING

Please note that attendance will be limited to stockholders as of the record date and Blockbuster’s invited guests. Admission will be on a first-come, first-served basis. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) may be required to show a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.